Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201065) pertaining to the Landmark Infrastructure Partners LP 2014 Long-Term Incentive Plan and Registration Statement (Form S-3 No. 333-208316) and related Prospectus of our report dated February 16, 2016, with respect to the consolidated and combined financial statements and schedule of Landmark Infrastructure Partners LP included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Irvine, California

February 16, 2016